PROXY RESULTS
During the six months ended June 30, 2007, Cohen
& Steers Quality Income Realty Fund, Inc.
shareholders voted on the following proposals
at the annual meeting held on April 19, 2007.
The description	of each proposal and number of
shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Richard J. Norman	 36,310,439 	 529,744
Frank K. Ross		 36,294,561 	 545,622



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen		 9,036 		98
Richard J. Norman	 9,039 		95
Frank K. Ross	 	 9,039 		95